                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-28941

                    Supplement No. 3 dated August 21, 1997
                       to Prospectus dated June 18, 1997

     This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated June 18, 1997, as supplemented by Prospectus Supplement No. 1 dated July 22, 1997 and Prospectus Supplement No. 2 dated August 12, 1997 (the "Prospectus"), relating to the potential sale from time to time of up to $125,000,000 aggregate principal amount of Debentures and the Common Stock issuable upon conversion thereof by the Registering Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Registering Holders" with respect to the below-named Registering Holder and the respective principal amount of Debentures beneficially owned by such Registering Holder that may be sold pursuant to the Prospectus, as supplemented:

                         Principal
                          Amount                     Number of    Percentage of
                       of Debentures                 Shares of     Common Stock
                       Beneficially   Percent of   Common Stock       After
                        Owned That    Debentures     That May     Conversion of
      Name (1)          May Be Sold   Outstanding   Be Sold (2)   Debentures (3)
      --------         -------------  -----------  ------------   --------------

BT Securities Corp. ..    $600,000         *           28,235            *

---------------
* Less than 1%

(1) The information set forth herein is as of August 18, 1997 and will be updated as required.
(2) Assumes conversion of the full amount of Debentures held by such Registering Holder at the initial conversion price of $21.25 per share.
(3) The percentage of outstanding shares of Common Stock after conversion represents the percentage of the Common Stock such Registering Holder will have after treating as outstanding the number of shares of Common Stock shown as being issuable upon the assumed conversion by the named Registering Holder of the full amount of such Registering Holder's Debentures.


           The date of this Prospectus Supplement is August 21, 1997